UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2007

CORNERSTONE CORE PROPERTIES REIT, INC

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, CA 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement to purchase a portfolio of existing multi-tenant industrial properties known as Orlando Small Bay from Small Bay Partners, LLC, a non-related party, for a purchase price of approximately $37.2 million, including closing costs (which are not fully determinable at this time). As of November 15, 2007, our right to terminate the agreement without penalty expired and we completed the purchase of the properties.

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 15, 2007, we closed the purchase of the property portfolio described in Item 1.01 above, which item is incorporated into this Item 2.01 by reference. The purchase price of the property was funded with net proceeds raised from our public offering and approximately $22.4 million of borrowings under an agreement with Wachovia Bank, National Association. As of November 15, 2007, we had raised approximately $73.6 million in our equity offering.

Located in the metropolitian Orlando, Florida area, Orlando Small Bay consists of four industrial business parks comprised of 18 buildings, with 92 units providing 394,471 leaseable square feet of space on approximately 34 acres of land. All four parks are well positioned to capitalize on their in-fill locations, access, and visibility.

Metropolitan Orlando’s central location offers almost equidistant access to the state’s other major metropolitan centers, positioning the region as a hub with quick, easy access to air, land and water transportation routes. This network of air routes, rail systems and interstate highways as well as nearby deep-water ports are attractive to manufacturing, warehouse and distribution sector businesses.

Scarcity of available industrial land in Central Florida combined with rising construction costs have made it difficult for developers to get a foothold in the Orlando industrial market. According to Torto Wheaton Research, the overall vacancy rate for the Orlando industrial market was only 6.7% at the end of the third quarter 2007.

The following table sets forth certain information with respect to the properties.

Property	City/State	Rentable Square Feet	Year Completed	Number of Buildings	% Leased
Monroe South	Sanford, FL	172,500	2005	8	92%
Carter	Winter Garden, FL	49,125	2002	2	89%
Hanging Moss	Orlando, FL	94,200	2005	5	100%
Goldenrod	Orlando, FL	78,646	2005	3	100%

Orlando Small Bay is approximately 95% leased currently at an average annual rent of $7.27 per square foot to 87 tenants whose spaces range in size from approximately 1,200 square feet to approximately 22,500 square feet. Currently, one tenant occupies approximately 47,500 square feet of space or approximately 12.6% of Orlando Small Bay. Tenants of Orlando Small Bay are engaged in varying businesses including light manufacturing, warehouse distribution and service related businesses.

The following table sets forth lease expiration information for the next ten years.

		Approx		Percent of	Percent of
	No. of	Amount of	Base Rent of	Total Leaseable	Total
Year Ending	Leases	Expiring Leases	Expiring Leases	Area Expiring	Annual Base
December 31,	Expiring	(Sq. Feet)	(Annual $ )%		Rent Expiring
2007	—	—	—	—%	—%
2008	16	89,355	562,775	23.8%	20.5%
2009	10	51,091	366,647	13.6%	13.3%
2010	29	96,737	779,423	25.8%	28.3%
2011	27	105,397	809,603	28.1%	29.4%
2012	2	18,706	124,865	5.0%	4.5%
2013	1	3,360	24,462	0.9%	0.9%
2014	—	—	—	—%	—%
2015	1	6,200	54,747	1.7%	2.0%
2016	1	4,000	30,282	1.1%	1.1%

In evaluating Orlando Small Bay as a potential acquisition and determining the appropriate amount of consideration to be paid, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the properties compare to comparable properties in the market.

We do not intend to make significant renovations or improvements to the Orlando Small Bay portfolio.  Our management believes that Orlando Small Bay is adequately insured.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $31.4 million, which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is approximately 1.52%, and annual real estate taxes are projected to be approximately $564,000 for the initial year subsequent to the purchase.

Item 9.01  Financial Statements and Exhibits

(a)

Financial statements of businesses acquired.  Audited financial statements for Orlando Small Bay will be filed by amendment to this Form 8-K no later than 71 days after the date on which this initial Form 8-K is required to be filed or in an earlier filed post-effective amendment to our registration statement or supplement to our prospectus.

(b)

Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than 71 days after the date on which this initial Form 8-K is required to be filed or in an earlier filed post-effective amendment to our registration statement or supplement to our prospectus.

(d)	Exhibits.

99.1 Agreement of Purchase and Sale, dated September 14, 2007, between Cornerstone Operating Partnership, L.P. and Small Bay Partners, LLC.

99.2 Second Amendment to Agreement of Purchase and Sale, dated October 24, 2007, between Cornerstone Operating Partnership, L.P. and Small Bay Partners, LLC.

99.3         Loan Agreement, dated November 13, 2007, by and among COP-Monroe, LLC, COP-Carter, LLC, COP-Hanging Moss, LLC and COP-Goldenrod, LLC, as borrower, and Wachovia Bank, National Association, as Lender.

99.4 Press release dated November 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: November 21, 2007